Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com

PENFORD REPORTS SECOND QUARTER FISCAL 2012 FINANCIAL RESULTS

•	Consolidated revenues for the second quarter up 16% from the prior year.

•	Gross margin expands 37% from last year to $9.4 million.

•	Acquisition of Carolina Starches for $8.5 million closed in January 2012.

•	Company intends to redeem preferred stock valued at approximately $20 million (including accrued dividends).

CENTENNIAL, CO, April 9, 2012 – Penford Corporation (Nasdaq: PENX), a leader in renewable ingredient systems for industrial and food applications, today reported that consolidated sales for the quarter ended February 29, 2012 increased 16% to $86.2 million from $74.3 million a year ago. Gross margin expanded 37% to $9.4 million. The Company reported a second quarter net loss of $0.3 million or $0.03 per diluted share compared with a net loss of $1.6 million or $0.13 per diluted share last year.

A table summarizing quarterly financial results is shown below:

Penford Corporation – Financial Highlights

(In thousands)

	Q2 FY 12	Q1 FY 12	Q4 FY 11	Q3 FY11	Q2 FY11
Food Ingredients:
Sales	$24,904	$25,924	$22,554	$23,637	$17,713
Gross margin	7,626	8,221	6,766	7,808	5,385
Operating income	5,247	5,959	4,135	5,517	3,576
Depreciation and amortization	498	505	486	510	553

Industrial Ingredients:
Sales	$61,284	$64,822	$61,085	$61,596	$56,591
Gross margin	1,775	3,586	552	2,609	1,458
Operating income (loss)	(985)	743	(3,023)	(734)	(1,103)
Depreciation and amortization	2,697	2,629	2,691	2,712	2,696

Consolidated:
Sales	$86,188	$90,746	$83,638	$85,233	$74,304
Gross margin	9,401	11,808	7,317	10,418	6,843
Operating income (loss)	1,650	4,359	(1,518)	2,506	488
Depreciation and amortization	3,574	3,512	3,556	3,598	3,618

Food Ingredients

•	Food Ingredients reported record second quarter sales, gross margin and operating income.

•

Revenue grew more than 40% to $24.9 million. Sales of coating applications expanded over 30% reflecting volume growth and improved pricing. Revenue from applications for protein, bakery, companion pet treats, and gluten free segments expanded at double-digit rates.

•	Gross margin increased over 40% to $7.6 million on higher pricing and volume gains from existing customers and new business.

•	Operating income rose 47% to $5.2 million.

Industrial Ingredients

•

Revenue increased 8% to $61.3 million. The increase includes revenue from the Carolina Starches business, growth in specialty starches, and higher processing fees. Improved revenue was partially offset by a 6% decline in ethanol sales partly due to production downtime to undertake equipment maintenance.

•

Ethanol sales were $24.2 million. Comparable industry crush margins fell by about $0.08 per gallon or 15% from a year ago. Second quarter industry crush margins were about $0.45 per gallon or 50% below the first quarter of fiscal 2012.

•	Sales of specialty bio-products grew over 25% on new business, higher volumes at existing accounts and unit pricing.

•

Gross margin expanded $0.3 million from a year ago, as higher average unit selling prices for industrial starch outpaced rising corn and chemical costs. Lower natural gas costs also contributed to a higher margin.

Consolidated Results

•	Corporate expense rose $0.6 million on higher professional fees, employee costs and acquisition-related charges.

•	Bank debt rose to $30.7 million reflecting the $8.5 million acquisition of Carolina Starches in January 2012.

•	The effective tax rate for the first half was 82%, which reflects non-deductible preferred stock dividends.

Redemption of Preferred Stock

•

The Company intends to provide notice to the holder of its Series A 15% Cumulative Non-Voting Non-Convertible Preferred Stock that approximately $20 million of principal and accrued dividends will be redeemed next month. The stock will be called without premium at issue price.

•	The redemption will be funded by utilizing the Company’s existing revolving debt facility.

Acquisition of Carolina Starches

•	The Company closed on the acquisition of the Carolina Starches business and the integration is proceeding as planned.

•

Revenues, cost of goods sold and a portion of the selling, general and administrative expenses reported by Carolina Starches since the acquisition have been included in the results of operations of the Industrial Ingredients segment.

Conference Call

Penford will host a conference call to discuss second quarter results today, April 9, 2012 at 1:00 p.m. Mountain time (3:00 p.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on April 9, 2012, please phone 1-877-407-9205 at 12:50 p.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has seven manufacturing and/or research locations in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt and preferred stock instruments; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

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CHARTS TO FOLLOW

Penford Corporation

Financial Highlights

(In thousands except per share data)

	Three months ended		Six months ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
	(unaudited)		(unaudited)
Consolidated Results
Sales	$86,188	$74,304	$176,934	$146,570
Income from operations	$1,650	$488	$6,009	$3,456
Net income (loss)	$(340)	$(1,575)	$252	$(1,239)
Income (loss) per share, diluted	$(0.03)	$(0.13)	$0.02	$(0.10)

Cash Flows
Cash flow provided by (used in) operations:
Operating activities	$(3,146)	$(6,626)	$9,036	$(1,959)
Investing activities	(11,928)	(1,718)	(14,375)	(3,403)
Financing activities	15,405	8,320	5,653	5,339

Total cash provided by (used in ) operations	$331	$(24)	$314	$(23)

Balance Sheets

	February 29, 2012	August 31, 2011
	(unaudited)
Current assets	$81,054	$74,077
Property, plant and equipment, net	111,134	107,372
Other assets	30,110	30,965

Total assets	222,298	212,414

Current liabilities	28,883	30,155
Long-term debt	32,210	23,802
Redeemable preferred stock	41,564	38,982
Other liabilities	34,582	34,010
Shareholders’ equity	85,059	85,465

Total liabilities and equity	$222,298	$212,414

Penford Corporation

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended		Six months ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
	(unaudited)		(unaudited)
Sales	$86,188	$74,304	$176,934	$146,570
Cost of sales	76,787	67,461	155,725	130,470

Gross margin	9,401	6,843	21,209	16,100
Operating expenses	6,434	5,235	12,543	10,430
Research and development expenses	1,317	1,120	2,657	2,214

Income from operations	1,650	488	6,009	3,456
Interest expense	2,430	2,303	4,827	4,572
Non-operating income (expense), net	216	(1)	236	88

Income (loss) before income taxes	(564)	(1,816)	1,418	(1,028)
Income tax expense (benefit)	(224)	(241)	1,166	211

Net income (loss)	$(340)	$(1,575)	$252	$(1,239)

Weighted average common shares and equivalents outstanding, diluted	12,300	12,257	12,327	12,239
Income (loss) per share, diluted	$(0.03)	$(0.13)	$0.02	$(0.10)

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